Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated 8 February 2010, relating to the balance sheet of Knowledge Power Corporation as of 31 January 2010  and the related statements of operations and comprehensive loss, stockholders' deficit and cash flows for the period from the date of inception (11 February 2009) to 31 January 2010, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DNTW CHARTERED ACCOUNTANTS, LLP
Markham, Ontario, Canada
22 February 2010